Exhibit 99.1

NEWS RELEASE
May 4,  2015

Highlands Bankshares, Inc. Announces 2015 First Quarter Earnings

Abingdon, VA  - Highlands Bankshares, Inc. (OTCBB: HBKA) (the “Company”) and its wholly-owned banking subsidiary, Highlands Union Bank (the “Bank”), today announced consolidated earnings for the quarter ended March 31, 2015 of $580 thousand. Earnings for the first quarter of 2014 totaled $501 thousand.

Net interest income for the three-month period ended March 31, 2015 increased $221 thousand or 5.00% compared to the three months ended March 31, 2014. Average interest-earning assets increased $5.99 million from the three-month period ended March 31, 2014 to the current three-month period, while average interest-bearing liabilities decreased $16.57 million over the same period. The decrease in average interest-bearing liabilities primarily resulted from paying off both the Holding Company Loan and Trust Preferred Securities in 2014.

Total assets increased to $610.40 million at March 31, 2015 from $605.30 million at March 31, 2014. Total assets at December 31, 2014 were $605.11 million. Total loans, net of deferred fees, increased from $406.07 million at March 31, 2014 to $409.12 million at March 31, 2015.  Total loans, net of fees, at December 31, 2014 were $406.99 million.

Non-performing assets are comprised of loans on non-accrual status, loans contractually past due 90 days or more and still accruing interest, other real estate owned and repossessions. Non-performing assets were $18.17 million or 2.98% of total assets at March 31, 2015, compared with $18.37 million or 3.04% of total assets at December 31, 2014 and $19.78 million or 3.27% of total assets at March 31, 2014.  The Company continues to focus its efforts on reducing its non-performing assets, primarily through reducing non-accrual loans and selling OREO property.

Total stockholders’ equity of the Company was $53.30 million at March 31, 2015 representing an increase of $19.47 million or 57.53% from March 31, 2014. Total stockholders’ equity at December 31, 2014 was $52.80 million. The increase in stockholders’ equity from March 31, 2014 to March 31, 2015 is primarily due to the funds received from the 2014 private placement capital issues and rights offering. Stockholders’ equity also increased from the net earnings achieved over the last 12 months and the increase in accumulated other comprehensive income related to the Company’s available for sale securities.

Caution about Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements relating to financial and operational performance and certain plans, expectations, goals and projections. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, these statements are inherently subject to numerous assumptions, risks and uncertainties, and there can be no assurance that actual results, performance or achievements will not differ materially from those set forth or implied in the forward-looking statements. For an explanation of the risks and uncertainties associated with forward-looking statements, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

About Highlands Bankshares, Inc.

Highlands Bankshares, Inc. is a bank holding company and parent company of Highlands Union Bank.  The Company and the Bank are headquartered in Abingdon, Virginia, with a total of 14 branches located in Southwest Virginia, Eastern Tennessee and Western North Carolina.

Highlands Bankshares, Inc.
Financial Highlights
(unaudited) (in thousands)

Results of Operation	Three months ended March 31, 2015	Three months ended March 31, 2014

Net Interest Income	$ 4,637	$ 4,416
Net Income	$ 580	$ 501
Non - Interest Income	$ 866	$ 1,000
Non – Interest Expense	$ 4,646	$ 4,511

Financial Condition	March 31, 2015	December 31, 2014

Assets	$ 610,400	$ 605,114
Loans, net	$ 403,827	$ 401,520
Securities/Other Investments	$ 92,137	$ 91,102
Deposits	$ 487,992	$ 483,497
Stockholders’ Equity	$ 53,303	$ 52,802
Non – Performing Assets	$ 18,167	$ 18,369